                                                                   EXHIBIT 10.11

[Joyce-Loebl Ltd Letterhead]



                                 12 August 1991


Dr L G Grant
6 Linn Kill
South Queensferry
West Lothian
Scotland EH30 9ST


Dear Les,


     Following our various discussions, I am pleased to formally offer you the position of Managing Director, Applied Imaging U.K. operations. This will include Image Recognition Systems Ltd, Warrington and Joyce-Loebl (Instruments), Team Valley, Gateshead.

     You will be appointed to the Group's Executive Board and will report directly to me as Chairman of the Holdings Board. The terms and conditions of your appointment will be as follows:

     1. Your salary will be (Pounds)60,000 p.a. and will be subject to annual revue.

     2. You will receive a bonus which will be (Pounds)20,000 in the first year if mutually agreed targets are met. A formula will be agreed to increase your bonus beyond this point if these targets are exceeded. This is not the actual limit but at least a further (Pounds)10,000 bonus can expect to be attained.

     3. The company will provide B.U.P.A. medical insurance for you and your family.

     4. The company will provide you with a fully expensed car up to the value of (Pounds)25,000.

     5.  Your holiday entitlement will be 4 weeks, plus statutory holidays.

     6.  Your contract period will be 12 months on a revolving basis.

     7. The company will either pay for or reimburse you for directly incurred out-of-pocket expenses related to your house move from Scotland to the Newcastle area. During the period between joining the company and completing your house move, you will be entitled to claim back the cost of either hotel or temporary living accommodation.

     8. Share options: Upon your appointment as Managing Director of Applied Imaging U.K. operations you will be allocated an option on 45,000 shares in the Holding Company. For a period of 4 years so long as you continue to be employed by the Group, you will be entitled to receive 25% of the 45,000 shares at the same striking price, of $1.80 per share, at the and of each 12 month period. If the Group is acquired after 12 months into the agreement period and this results in you being asked to leave, then all the outstanding share options will immediately be vested on the agreed terms. If, as a result, the acquisition circumstances develop such that it is determined that you have been constructively dismissed then your outstanding share options would also be fully vested.

     You stated that you are likely to be available to take up your new appointment within 4 - 6 weeks of resigning from GEC-Marconi. However, we do recognize that you are currently on 3 months notice.

     You also understand that this offer is subject to a satisfactory reference. To that end you agreed to put me in touch with Saul Langardo, for whom you worked in Marconi for two years until recently. He now works for STC and is Managing Director, Underwater Cables Division. I look forward to receiving his address and telephone number.

     If possible I would like you to have the chance to meet our U.K. Management Team once you have accepted this offer. We plan to be in the Lake District together for an important strategic meeting this Wednesday and Thursday, 14/15 August. I do hope you can join us.

     Les, I am looking forward to you accepting this offer and taking advantage of this hands on entrepreneurial opportunity.

     Kindly sign this letter signifying your acceptance.


                                  Yours sincerely,

                                  /s/  Abe Coriat

                                  Abe Coriat
                                  President & CEO

/s/  L. G. Grant,  08/14/91

                                      -2-